Financial Statements                  Exhibit 99.1

                              STATEMENTS OF INCOME

                                                                                       Year Ended December 31,
                                                                                ------------------------------------------------
(Dollar amounts in thousands, except per share data)                                1997              1996              1995
                                                                                ------------   -----------------   -------------
INTEREST INCOME
         Interest and fees on loans and lease financings..................        $315,373          $307,565        $ 347,079
         Interest on investment securities:
                  U.S. Treasury securities................................           9,049            14,428           19,739
                  U.S. government agencies................................          24,590            25,569           13,339
                  States and political subdivisions*......................             191               650            1,112
         Interest on deposits with other banks............................          35,282            25,784           12,292
         Interest on federal funds sold...................................           2,405             3,347            2,573
                                                                                ------------   -----------------   -------------
                           Total interest income..........................         386,890           377,343          396,134
                                                                                ------------   -----------------   -------------
INTEREST EXPENSE
         Interest on deposits.............................................         169,873           161,161          175,061
         Interest on short-term borrowings................................           3,640             3,405            6,629
         Interest on long-term debt.......................................           9,516             9,723           10,415
                                                                                ------------   -----------------   -------------
                  Total interest expense..................................         183,029           174,289          192,105
                                                                                ------------   -----------------   -------------

NET INTEREST INCOME.......................................................         203,861           203,054          204,029
         Provision for credit losses......................................          16,500            20,000          209,300
                                                                                ------------   -----------------   -------------
NET INTEREST INCOME (LOSS) AFTER PROVISION FOR CREDIT LOSSES..............         187,361           183,054           (5,271)
                                                                                ------------   -----------------   -------------

OTHER OPERATING INCOME
         Service charges on deposit accounts..............................           4,976             4,804            4,738
         Trust fees and commissions.......................................           3,733             3,821            3,415
         Investment securities gains......................................              61                 -              168
         Other income.....................................................          15,476            14,854           11,222
                                                                                ------------   -----------------   -------------
                  Total other operating income............................          24,246            23,479           19,543
                                                                                ------------   -----------------   -------------

OTHER OPERATING EXPENSE
         Salaries.........................................................          63,134            57,428           53,558
         Employee benefits................................................          18,192            16,210           14,641
                                                                                ------------   -----------------   -------------
                  Total staff expense.....................................          81,326            73,638           68,199
         Net occupancy expense............................................          15,889            15,618           15,250
         Equipment expense................................................           7,649             7,172            7,219
         Other expense....................................................          45,172            39,730           86,516
                                                                                ------------   -----------------   -------------
                  Total other operating expense...........................         150,036           136,158          177,184
                                                                                ------------   -----------------   -------------
         Income (loss) before income taxes................................          61,571            70,375         (162,912)

         Income tax expense (benefit).....................................          20,384            25,276          (56,011)
                                                                                ------------   -----------------   -------------
NET INCOME (LOSS).........................................................         $41,187           $45,099        $(106,901)
                                                                                ============   =================   =============

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK..............................         $35,093           $39,005        $(112,995)
                                                                                ------------   -----------------   -------------
         Average common shares outstanding................................      16,415,444        16,402,130       12,833,986
EARNINGS (LOSS) PER COMMON SHARE                                                     $2.14             $2.38           $(8.80)


*    Interest exempt from federal income taxes.
The accompanying notes are an integral part of these statements.

                                      BALANCE SHEETS

                                                                                                         December 31,
(Dollar amounts in thousands)                                                                    1997                  1996
                                                                                           --------------        --------------
ASSETS
         Cash and due from banks................................................               $200,760              $197,557
         Interest-bearing deposits with other banks.............................                466,000               518,779
         Investment securities:
           Held-to-maturity (Fair value of $150,586 and $239,736 as of
            December 31, 1997 and 1996, respectively)...........................                150,307               239,300
           Available-for-sale...................................................                375,787               310,084
         Federal funds sold.....................................................                      -                40,000
         Loans and lease financings.............................................              3,891,863             3,659,512
           Less: Unearned income................................................                (12,038)              (12,959)
                 Allowance for credit losses....................................               (116,753)             (126,171)
                                                                                           --------------        --------------
             Net loans..........................................................              3,763,072             3,520,382
         Bank premises and equipment, net.......................................                 31,640                30,261
         Customers' acceptance liability........................................                  4,390                 1,721
         Other assets...........................................................                109,616               115,744
                                                                                           --------------        --------------
             Total assets.......................................................             $5,101,572            $4,973,828
                                                                                           ==============        ==============


LIABILITIES AND SHAREHOLDERS' EQUITY
         Deposits:
            Domestic offices:
                Non-interest-bearing deposits...................................               $671,590              $650,213
                Savings deposits................................................                297,500               228,842
                Interest-bearing transaction accounts...........................                677,270               682,516
                Time deposits...................................................              2,613,105             2,593,720
            Foreign office deposits.............................................                 95,612               113,468
                                                                                           --------------        --------------
                Total deposits..................................................              4,355,077             4,238,759
         Federal funds purchased and repurchase agreements......................                 93,100                39,345
         Other short-term borrowings............................................                 25,031                 8,854
         Acceptances outstanding................................................                  4,390                 1,721
         Long-term debt.........................................................                 65,534               152,099
         Other liabilities......................................................                 55,092                52,521
                                                                                           --------------        --------------
                  Total liabilities.............................................              4,598,224             4,493,299
                                                                                           --------------        --------------
         Commitments and contingencies (Note 18)
         Shareholders' equity:
            Preferred stock, no par.............................................                 75,000                75,000
                  Authorized 5,000,000 shares
                  Outstanding  1997-750,000 shares
                               1996-750,000 shares
            Common stock, $5 par value..........................................                 82,099                82,043
                  Authorized 25,000,000 shares
                  Outstanding  1997-16,419,733 shares
                               1996-16,408,570 shares
            Surplus.............................................................                267,484               267,197
            Undivided profits...................................................                 78,290                56,959
            Net unrealized gains (losses) on available-for-sale securities......                   (155)                 (670)
                                                                                           --------------        --------------
            Total shareholders' equity..........................................                503,348               480,529
                                                                                           --------------        --------------

            Total liabilities and shareholders' equity..........................             $5,101,572            $4,973,828
                                                                                           ==============        ==============

        The accompanying notes are an integral part of these statements.

                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                                                                                                 Year Ended December 31,
(Dollar amounts in thousands, except per share data)                                 1997              1996             1995
                                                                                -----------        -----------      -----------
PREFERRED STOCK
         Balance at beginning of period..................................       $   75,000         $  75,000        $  75,000
                                                                                -----------        -----------      -----------
                  Balance at end of period...............................       $   75,000         $  75,000        $  75,000
                                                                                -----------        -----------      -----------


COMMON STOCK
         Balance at beginning of period..................................       $   82,043         $  81,969        $  45,549
         Dividend reinvested.............................................               56                74              592
         Issuance of common stock........................................                -                 -           35,828
                                                                                -----------        -----------      -----------
                  Balance at end of period...............................       $   82,099         $  82,043        $  81,969
                                                                                -----------        -----------      -----------


SURPLUS
         Balance at beginning of period..................................       $  267,197         $ 266,907        $ 121,086
         Dividend reinvested.............................................              287               290            2,193
         Issuance of common stock........................................                -                 -          143,628
                                                                                -----------        -----------      -----------
                  Balance at end of period...............................       $  267,484         $ 267,197        $ 266,907
                                                                                -----------        -----------      -----------


UNDIVIDED PROFITS
         Balance at beginning of period..................................       $   56,959         $  31,077        $ 154,306
         Net income (loss)...............................................           41,187            45,099         (106,901)
         Cash dividends declared on:
                  Common stock at $0.80 per share in 1997, 1996 and 1995.          (13,132)          (13,123)         (10,234)
                  Preferred stock........................................           (6,094)           (6,094)          (6,094)
                                                                                -----------        -----------      -----------
                           Balance at end of period......................       $   78,920         $  56,959        $  31,077
                                                                                -----------        -----------      -----------


NET UNREALIZED GAINS (LOSSES) ON AVAILABLE-FOR-SALE SECURITIES
         Balance at beginning of period..................................       $     (670)        $      972       $  (2,335)
         Change in net unrealized gains (losses).........................              515             (1,642)          3,307
                                                                                -----------        -----------      -----------
                  Balance at end of period...............................       $     (155)        $     (670)      $     972
                                                                                -----------        -----------      -----------


                  TOTAL SHAREHOLDERS' EQUITY AT END OF PERIOD............       $  503,348         $  480,529       $ 455,925
                                                                                ===========        ===========      ===========


        The accompanying notes are an integral part of these statements.

                    STATEMENTS OF CASH FLOWS

                                                                                        Year Ended December 31,
(In thousands)                                                                       1997             1996             1995
                                                                                -----------        -----------      -----------
OPERATING ACTIVITIES
    Net income (loss)......................................................     $   41,187         $   45,099       $ (106,901)
    Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
         Provision for credit losses.......................................         16,500             20,000          209,300
         Depreciation and amortization.....................................          6,008              5,550            5,453
         Provision (benefit) for deferred income taxes.....................          1,710             20,668          (23,889)
         Benefit for current income taxes not received.....................              -                  -          (28,839)
         Writedown of other real estate owned..............................             46                666           22,981
         (Gain) loss on sales of other real estate owned...................         (1,972)            (2,896)          15,993
         Amortization of investment security premiums
          and discounts....................................................           (977)            (4,714)          (7,759)
         Investment securities gains.......................................            (61)                 -             (168)
         (Increase) decrease in interest receivable........................         (7,587)             5,188           (5,238)
         (Increase) decrease in prepaid expenses...........................         (1,188)             3,579           (2,784)
         Increase (decrease) in interest payable...........................            616             (4,639)          (1,196)
         Increase (decrease) in accrued expenses...........................          2,757             10,527             (649)
         Other, net........................................................            149             27,646           (1,005)
                                                                                -----------        -----------      -----------
              Net cash provided by operating activities....................     $   57,188         $  126,674       $   75,299
                                                                                -----------        -----------      -----------


INVESTING ACTIVITIES

    Held-to-maturity securities:
       Maturities/calls....................................................     $   89,602         $  197,870       $  164,417
       Purchases...........................................................              -           (250,935)         (70,000)
    Available-for-sale securities:
       Sales...............................................................         58,234                  -                -
       Maturities/calls....................................................        181,243            373,911          482,628
       Purchases...........................................................       (303,958)          (196,749)        (667,515)
    Net (increase) decrease in interest-bearing deposits
     with other banks......................................................         52,779           (124,029)        (304,750)
    Net (increase) decrease in federal funds sold..........................         40,000             28,000          (47,000)
    Net (increase) decrease in loans and lease financings..................       (264,091)          (189,052)        (439,637)
    Proceeds from sales of other real estate owned.........................         18,789             15,636           78,635
    Purchase of premises and equipment.....................................         (7,388)            (5,721)          (4,382)
                                                                                -----------        -----------      -----------
       Net cash provided (used) by investing activities....................     $ (134,790)        $ (151,069)      $   71,670
                                                                                -----------        -----------      -----------


FINANCING ACTIVITIES
    Net increase (decrease) in deposits....................................     $  116,319         $  144,066       $ (294,211)
    Net increase (decrease) in short-term borrowings.......................         69,932            (55,505)          11,901
    Net decrease in long-term debt.........................................           (565)              (579)          (1,907)
    Redemption of long-term debt...........................................        (86,000)                 -                -
    Proceeds from issuance of common stock.................................            343                364          182,241
    Cash dividends paid....................................................        (19,224)           (19,213)         (14,871)
                                                                                -----------        -----------      -----------
       Net cash provided (used) by financing activities....................     $   80,805         $   69,133       $ (116,847)
                                                                                -----------        -----------      -----------


NET INCREASE IN CASH AND DUE FROM BANKS                                         $    3,203         $   44,738       $   30,122

Cash and due from banks at beginning of year...............................        197,557            152,819          122,697
                                                                                -----------        -----------      -----------

CASH AND DUE FROM BANKS AT END OF YEAR.....................................     $  200,760         $  197,557       $  152,819
                                                                                -----------        -----------      -----------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
    Cash paid (refunded) during the year for:
         Interest..........................................................     $  182,413         $  178,929       $  193,301
         Income taxes......................................................         19,877            (31,870)          (3,281)
    Non-cash investing and financing activities:
         Transfer of loans to other real estate owned......................          4,901             25,444           34,153


The accompanying notes are an integral part of these statements.

                          NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Sumitomo Bank of California (the Bank) has conducted the business of a commercial bank since 1952. The Bank operates forty-seven offices in California, primarily centered in the San Francisco and Los Angeles metropolitan areas. The Bank provides a full range of banking services, primarily to consumers and small and medium size businesses.

     The Bank's majority shareholder is The Sumitomo Bank, Limited (SBL), which owns 85.2% of the Bank's common shares outstanding as of December 31, 1997. In December 1997, SBL announced the possibility of selling its ownership interest in the Bank and certain other unrelated U.S. banking operations.

     The accounting and reporting policies and practices of the Bank conform with generally accepted accounting principles and general practices within the banking industry. A description of those accounting policies and practices of particular significance follows.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENT SECURITIES - The Bank classifies investment securities in three categories: held-to-maturity, available-for-sale and trading. Trading securities are bought and held principally for the purpose of selling in the near term. Held-to-maturity securities are those securities which the Bank has the intent and ability to hold until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale. In 1997 and 1996, the Bank had no trading securities.

     Investment securities classified as held-to-maturity are reported at cost, adjusted for amortization of premium and accretion of discount. Investment securities classified as available-for-sale are reported at fair value with the change in unrealized gains and losses, net of tax, included in shareholders' equity.

     Premium or discount is amortized or accreted over the life of the related investment security on a straight-line basis, which approximates the effective interest method. Realized gains and losses or writedowns in carrying value of securities are computed on the specific identification method.

LOANS - Interest income is accrued principally on a simple interest basis. Interest income on discounted loans is deferred and subsequently credited to income by the sum-of-months digits method which approximates the effective interest method over the outstanding period of the related loans.

LOAN FEES - Origination fees and commitment fees, offset by certain direct loan origination costs, are deferred and recognized over the contractual life of the loan as a yield adjustment.

ALLOWANCE FOR CREDIT LOSSES - The allowance for credit losses is maintained at a level considered adequate to provide for estimated probable credit losses resulting from loans and leases, included "impaired" loans as defined below. To determine the level of the allowance required, management, including the Loan Administration Division and the Loan Examination Department, performs continuous credit reviews of the loan portfolio, considering (1) historical credit loss experience; (2)the Bank's internal loan grading system and estimates of potential loss exposure; (3) trends in delinquent, nonaccrual and impaired loans; (4) concentration of credits; and (5) present and prospective economic conditions. Changes in the allowance can result from changes in economic events or changes in the creditworthiness of the borrowers. The allowance is reviewed periodically, and as adjustments become necessary, they are charged to operations in the period that they become known.

     Effective January 1, 1995, the Bank adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114) and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure" (SFAS
118). Under these statements, a loan is impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS 114 requires that impaired loans be measured based on the present value of expected cash flows discounted at the loan's effective interest rate, or alternatively at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

     The Bank had previously measured the allowance for credit losses using methods similar to those prescribed by SFAS 114. As a result of adopting these statements, no additional allowance for credit losses was required as of January 1, 1995.

NONACCRUAL LOANS - Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Loans are placed on nonaccrual status when reasonable doubt exists as to the full, timely collection of interest or principal or when a loan becomes contractually past due by 90 days or more with respect to interest or principal. When loans are 90 days past due, but in management's judgment are well secured and in the process of collection, they are not classified as nonaccrual. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed. Income on nonaccrual loans is recognized only to the extent that cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

BANK PREMISES AND EQUIPMENT - Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed principally using the straight-line method over the estimated useful life of each asset. Bank premises are depreciated over 40 years and equipment over 3 to 10 years. Leasehold improvements are amortized over the lesser of the terms of the respective leases or the estimated useful lives.

OTHER REAL ESTATE OWNED - Other real estate owned (OREO) consists of properties acquired by the Bank through foreclosure and is carried in other assets on the balance sheet at the lower of cost or net realizable value. At the time of foreclosure, the value of the underlying loan is written down to the net realizable value (fair value of the property to be acquired reduced by estimated disposition costs) by a charge to the allowance for credit losses, when necessary. Any subsequent reductions in the property's net realizable value are recorded as a valuation allowance with a charge to other expense in the statement of income along with OREO related operating costs and losses on disposition. OREO income and net gains on disposition are recorded in other operating income.

FOREIGN CURRENCY TRANSLATIONS - Foreign currency positions are translated into U.S. Dollars using rates of exchange at the reporting date. Gains or losses arising from translation are included in other income.

DERIVATIVE FINANCIAL INSTRUMENTS - The Bank uses derivative financial instruments, which include foreign exchange contracts offered to its customers and those traded for its own account. The Bank also employs interest rate swap agreements to enhance risk management activities.

     Derivative financial instruments used in asset and liability management activities, principally interest rate swaps, are required to meet specific criteria. Such interest rate swaps, designated as hedging derivatives, are linked to and adjust the interest rate sensitivity of a specific asset, liability, firm commitment, or anticipated transaction or a specified pool of similar transactions, and have the effect of reducing the Bank's structural interest rate risk at inception. Interest rate swaps that do not meet these criteria are designated as derivatives used in trading activities.

     Derivative instruments used for trading purposes, primarily foreign exchange contracts, are recorded at fair value at the reporting date. Realized and unrealized changes in fair values are recognized as foreign exchange profits in other income in the period in which changes occur.

     Interest rate swaps used to hedge certain fixed interest-rate sensitive assets and liabilities are accounted for primarily on an accrual basis. Amounts to be paid or received under interest rate swap agreements are recognized as interest income or expense, as appropriate, in the periods in which they accrue. Gains and losses related to contracts that are effective hedges are deferred and recognized as income in the same period as gains and losses on the hedged item. Gains and losses on early terminations of contracts that modify the characteristics of specified assets or liabilities are deferred and amortized as an adjustment to the yield of the hedged assets or liabilities over their remaining lives.

INCOME TAXES - The Bank uses the liability method of accounting for income taxes. Under this method, the net deferred tax liability or asset is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities. Under this method, the computation of the net deferred tax liability or asset gives current recognition to changes in tax laws and rates.

RECLASSIFICATIONS - Certain amounts in prior years' financial statements have been reclassified to conform with the current financial statement presentation. These reclassifications had no impact on previously reported net income or shareholders' equity.

2. INVESTMENT SECURITIES

The Amortized cost and fair value of investment in debt securities were as follows (in thousands):


                                                                                     DECEMBER 31, 1997
                                                            -------------------------------------------------------------------
                                                                                  GROSS            GROSS
                                                               AMORTIZED       UNREALIZED       UNREALIZED          FAIR
                                                                 COST             GAINS           LOSSES            VALUE
                                                            --------------   --------------   --------------   ----------------
HELD-TO-MATURITY SECURITIES:
   U.S. TREASURY......................................      $    110,307     $       291      $         -      $   110,598
   U.S. GOVERNMENT AGENCIES...........................            40,000               -               12           39,988
                                                            --------------   --------------   --------------   ----------------
         TOTAL........................................      $    150,307     $       291      $        12      $   150,586
                                                            --------------   --------------   --------------   ----------------
AVAILABLE-FOR-SALE SECURITIES:
   U.S. TREASURY......................................      $     19,987     $        69      $         -      $    20,056
   U.S. GOVERNMENT AGENCIES...........................           356,038             267              574          355,731
                                                            --------------   --------------   --------------   ----------------
         TOTAL........................................      $    376,025     $       336      $       574      $   375,787
                                                            --------------   --------------   --------------   ----------------
   TOTAL INVESTMENT SECURITIES........................      $    526,332     $       627      $       586      $   526,373
                                                            ==============   ==============   ==============   ================



                                                                                     December 31, 1996
                                                            -------------------------------------------------------------------
                                                                                  Gross            Gross
                                                               Amortized       Unrealized       Unrealized          Fair
                                                                 Cost             Gains           Losses            Value
                                                            --------------   --------------   --------------   ----------------
Held-to-maturity securities:
   U.S. Treasury                                            $    159,403     $       298      $                $   159,701
   U.S. government agencies                                       71,709              76                -           71,785
   States and political subdivisions                              81,188              62                -            8,250
                                                            --------------   --------------   --------------   ----------------
         Total                                              $    249,300     $       436      $                $   239,736
                                                            --------------   --------------   --------------   ----------------

Available-for-sale securities:
   U.S. Treasury                                            $     19,967     $        89      $                $   20,056
   U.S. government agencies                                      291,148             239            1,359         290,028
                                                            --------------   --------------   --------------   ----------------
         Total                                              $    311,115     $       328      $     1,359      $  310,084
                                                            --------------   --------------   --------------   ----------------
   Total investment securities                              $    550,415     $       764      $     1,359      $  549,820
                                                            ==============   ==============   ==============   ================

     The amortized cost and fair value of debt securities by contractual maturity are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.


                                                       DECEMBER 31, 1997
                                             -----------------------------------
                                                 AMORTIZED             FAIR
                                                   COST               VALUE
                                             ---------------     ---------------
(In thousands)

Held-to-maturity securities:
  Due in one year or less..................  $      90,986       $      91,036
  Due after one year through five years....         59,321              59,550
                                             ---------------     ---------------
                                             $     150,307       $     150,586
                                             ---------------     ---------------


Available-for-sale Securities:
  Due in one year or less..................  $      19,987       $      20,056
  Due after one year through five years....        186,211             186,288
  Due after five years through ten years...         36,799              36,550
  Due after ten years......................        133,028             132,893
                                             ---------------     ---------------
                                             $     376,025       $     375,787
                                             ---------------     ---------------
     Total.................................  $     526,332       $     526,373
                                             ===============     ===============


     During 1997, sales of investment securities resulted in a $49,000 realized gain. During 1996 and 1995, there were no sales of investment securities. Gross realized gains from securities that were called or sold prior to maturity were $61,000, $0, and $168,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

     Investment securities carried at $130.3 million and $149.1 million as of December 31, 1997 and 1996, respectively, were pledged to secure trust deposits and other public deposits as required by law.

3. LOANS AND ALLOWANCE FOR CREDIT LOSSES

     The loan portfolio at December 31, 1997 and 1996 consisted of the following (in thousands):

                                                    1997               1996
                                             ---------------     ---------------

Commercial                                   $    1,283,931      $    997,371
Real estate-construction...................           3,401             8,182
Real estate-residential....................       1,091,490           845,399
Real estate-commercial and other...........       1,343,352         1,697,603
Installment................................          49,660            53,096
Lease financings...........................          38,834            31,154
Foreign....................................          81,195            26,707
                                             ---------------     ---------------
         Total.............................  $    3,891,863      $  3,659,512
                                             ===============     ===============

     The activity in the allowance for credit losses during the years ended December 31, 1997, 1996 and 1995 was as follows (in thousands):

                                         1997          1996           1995
                                      ---------     ---------      ---------

Balance at beginning of year......    $126,171      $122,583       $120,284
Provision for credit losses.......      16,500        20,000        209,300
Recoveries........................      13,171        16,143          9,169
Charge-offs.......................     (39,089)      (32,555)      (216,170)
                                      ---------     ---------      ---------
Balance at year end...............    $116,753      $126,171       $122,583
                                      =========     =========      =========

     In each of the past three years, the Bank has disposed of certain loans, primarily commercial real estate related loans. In 1997, loan sales totaled approximately $108.8 million resulting in charge-offs of $23.5 million. In 1996, loan sales were approximately $20.8 million resulting in $0.4 million in charge-offs. During 1995, the Bank disposed of, through a series of asset sales and charge-offs, $467.7 million of loans and $79.3 million of OREO. Net losses on these sales and charge-offs totaled $229.0 million. A total of $187.0 million of these losses was recorded as a charge-off to the allowance for credit losses. A total of $37.9 million of OREO writedowns and expenses was recorded in other expense in the statement of income. The remaining $4.1 million of interest charge-offs was recorded as a reduction of interest income.

     As of December 31, 1997 and 1996, the Bank's recorded investment in impaired loans and related valuation allowance calculated under SFAS 114 were as follows (in thousands):

                                                            1997
                                             ---------------------------------
                                               RECORDED             VALUATION
                                              INVESTMENT            ALLOWANCE
                                             ------------         ------------
Impaired loans:
    Valuation allowance required...........  $    59,460          $    15,764
    No valuation allowance required........       55,109                    -
                                             ------------         -------------
        Total loans........................  $   114,569          $    15,764
                                             ============         ============

                                                            1996
                                             ---------------------------------
                                               Recorded             Valuation
                                              Investment            Allowance
                                             ------------         ------------
Impaired loans:
    Valuation allowance required...........  $   114,625          $    28,545
    No valuation allowance required........       52,386                    -
                                             ------------         -------------
        Total loans........................  $   167,011          $    28,545
                                             ============         ============


     This valuation allowance at December 31, 1997 and 1996 is included in the allowance for credit losses shown above for the respective period. The average recorded investment in impaired loans was $192.7 million, $251.3 million and $256.4 million for the years ended December 31, 1997, 1996 and 1995, respectively. Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful at which time payments received are recorded as reductions of principal. The Bank recognized interest income on impaired loans of $16.0 million, $20.4 million and $15.3 million for the years ended December 31, 1997, 1996 and 1995, respectively.

4. NONPERFORMING ASSETS

The Bank's nonaccrual loans at December 31, 1997 and 1996 were comprised of the following (in thousands):

                                                        1997           1996
                                                     ----------      ---------
Loans secured primarily by real estate............   $  7,287        $ 24,535
Commercial........................................        582               -
                                                     ----------      ---------
     Total loans..................................   $  7,869        $ 24,535
                                                     ==========      =========

     These nonaccrual loans were classified as impaired as of December 31, 1997 and 1996 and included in the recorded investment in impaired loans for the respective year as shown in Note 3.

     Previously accrued but uncollected interest related to nonaccrual loans of $2.4 million, $2.5 million, and $8.2 million was reversed against interest income during 1997, 1996 and 1995, respectively. Additional interest of $3.2 million, $5.0 million and $7.0 million, related to nonaccrual loans, was due but not accrued as income during 1997, 1996 and 1995, respectively. Loans 90 days past due not on nonaccrual were $4.0 million as of December 31, 1997 and $7.1 million as of December 31, 1996. Interest income accrued but not collected on such loans totaled $0.2 million in each of the years 1997, 1996 and 1995.

     The carrying value of OREO, net of the related valuation allowance of $10.2 million and $11.4 million, was $6.0 million and $18.0 million as of December 31, 1997 and 1996, respectively. During 1997 and 1996, the Bank incurred $0.9 million and $2.2 million, respectively, of OREO net operating costs, which is recorded as other operating expense in the statement of income. See Note 3 regarding sales and writedowns of OREO during 1995.

5. BANK PREMISES AND FACILITIES MANAGEMENT

     Bank premises and equipment were composed of the following (in thousands):

                                                  DECEMBER 31, 1997
                                   ---------------------------------------------
                                                   ACCUMULATED
                                                   DEPRECIATION/        NET
                                      COST         AMORTIZATION      BOOK VALUE
                                   -----------     -------------     -----------


Land.............................. $    4,112               -        $   4,112
Buildings.........................     26,064          17,113            8,951
Furniture and equipment...........     46,882          34,729           12,153
Leasehold improvements............     25,188          18,764            6,424
                                   -----------     -------------     -----------
     Total........................ $  102,246      $   70,606        $  31,640
                                   ===========     =============     ===========

                                                  December 31, 1996
                                   ---------------------------------------------
                                                   Accumulated
                                                   Depreciation/        Net
                                      Cost         Amortization      Book Value
                                   -----------     -------------     -----------


Land.............................. $    4,112               -        $   4,112
Buildings.........................      2,598          16,283            9,615
Furniture and equipment...........     41,485          31,857            9,628
Leasehold improvements............     24,363          17,457            6,906
                                   -----------     -------------     -----------
     Total........................ $   95,858      $   65,597        $  30,261
                                   ===========     =============     ===========

     Total rent expense for premises, other rent expense, and depreciation and amortization expense charged to operating expense were as follows (in thousands):

                                                                         Year Ended December 31,
                                                                ----------------------------------------
                                                                  1997            1996            1995
                                                                --------        --------        --------
Rent expense of premises.....................................   $ 8,899         $ 8,168         $ 7,883
Less:  Rental income of premises.............................       693             715             716
                                                                --------        --------        --------
          Net rent expense of premises.......................     8,206           7,453           7,167
                                                                ========        ========        ========
Other rent expense (primarily for equipment).................   $ 1,592         $ 1,696         $ 1,663
                                                                ========        ========        ========
Depreciation and amortization of premises and equipment......   $ 6,008         $ 5,550            5453
                                                                ========        ========        ========

     A schedule for future minimum operating lease payments, together with the present value of the net minimum lease payments for capital leases, as of December 31, 1997, follows (in thousands):

                                                                             Capital       Operating
                                                                              Leases        Leases
                                                                            ---------      ---------
Year ending December 31,:

   1998................................................................     $    744       $  8,490
   1999................................................................          560          8,140
   2000................................................................          472          6,617
   2001................................................................          422          5,239
   2002................................................................          422          4,944

Thereafter.............................................................        1,505          9,360
                                                                            ---------      ---------
Total minimum lease payments...........................................     $  4,125       $ 42,790
                                                                                           =========
Less: Amount representing interest.....................................        1,168

Present value of net minimum capital lease payments....................     $  2,957
                                                                            =========
Minimum rental income due in the future under non-cancelable
   subleases, not included in the above net minimum lease payments.....     $     44       $      8
                                                                            =========      =========

     Minimum lease payments do not include future contingent rents which may be paid under certain property leases on the basis of a percentage change in the consumer price index.

     Effective January 1998, the Bank contracted with a third party provider ("Servicer") whereby the Servicer will manage the Bank's technology operations (including applications development and maintenance, desktop and distributed systems management, voice and data communications, data center management, and item processing) over the next 10 years. Minimum fees payable to the Servicer under the contract average approximately $12.3 million annually. This contract also provides for annual adjustments in fees paid for changes in the level of service provided and certain penalties to be charged to the Bank in the event of termination of the contract prior to 2003.

     In addition to the activities described above, the Servicer will also provide assistance to the Bank in addressing Year 2000 issues related to certain existing systems. Estimated fees payable to the Servicer under the contract for Year 2000 remediation activities are approximately $8.3 million over the next two years.

6. TIME DEPOSITS

     The aggregate amount of time deposit accounts, each with a minimum denomination of $100,000, was approximately $1,161.1 million and $922.3 million at December 31, 1997 and 1996, respectively.

     At December 31, 1997, the scheduled maturities of time deposits were as follows (in thousands):

                                                      Scheduled
                                                      Maturities
                                                     ------------
          1998...................................    $ 2,465,957
          1999...................................        100,423
          2000...................................         27,427
          2001...................................          8,742
          2002 and thereafter....................         10,556
                                                     ------------
               Total.............................    $ 2,613,105
                                                     ============
7. INTEREST ON DEPOSITS

     The detail of interest expense on deposits were as follows (in thousands):

                                                 Year Ended December 31,
                                          -------------------------------------
                                             1997          1996         1995
                                          ---------     ---------    ----------
Savings Deposits......................... $   5,828     $   4,792    $   5,034
Interest-bearing transaction accounts....    19,465        17,735       16,927
Time deposits under $100,000.............    84,879        92,730       87,041
Time deposits of $100,000 or more........    53,972        40,601       40,121
Foreign office deposits..................     5,729         5,303       25,938
                                          ---------     ---------    ----------
     Total............................... $ 169,873     $ 161,161    $ 175,061
                                          =========     =========    ==========

8. SHORT-TERM BORROWINGS

The following table shows the distribution of the Bank's short-term borrowings and the weighted average interest rates thereon at the end of each of the last two years. Also provided are the maximum amount of borrowings, the average amount of borrowings and the weighted average interest rate during 1997 and 1996 (dollar amounts in thousands):


                                                  Federal Funds
                                                  Purchased and     Other Short-
                                                   Repurchase          Term
                                                   Agreements        Borrowings
                                                  -------------     ------------

Year ending December 31,:
     1997......................................... $    93,100      $  25,031
     1996.........................................      39,345          8,854
Weighted average interest rate at year end:
     1997.........................................        5.54%          3.42%
     1996.........................................        5.96           7.24
Maximum amount outstanding at any month's end:
     1997.........................................  $  103,310      $  49,941
     1996.........................................      98,270         29,483
Average amount outstanding during the year:
     1997.........................................  $   57,360      $  10,945
     1996.........................................      55,940          7,717
Weighted average interest rate during the year:
     1997.........................................        5.47%          4.36%
     1996.........................................        5.33           5.28

Information concerning the Bank's repurchase agreements is summarized as follows (in thousands):

                                                            1997      1996
                                                          -------    -------
     Average balance during the year...................   $    -     $  553
     Maximum month-end balance during the year.........        -          -

9.  LONG-TERM DEBT

     The following is a listing of the long-term notes, debentures, mortgages and capital leases of the Bank (in thousands):

                                                                                December 31,
                                                                         -------------------------
                                                                           1997             1996
                                                                         --------         --------
     Luxembourg Franc note, due 3/24/98...............................   $ 22,577         $ 22,577
     Capital note, floating rate, due 12/21/2000......................          -           25,000
     Capital note, floating rate, due 5/15/2001.......................          -           21,000
     Capital note, floating rate, due 5/15/2002.......................          -           40,000
     Capital note, floating rate, due 9/4/2002........................     40,000           40,000
     Obligations under capital leases and mortgages (Note 5)..........      2,957            3,522
     Revolving line of credit with The Sumitomo Bank, Ltd.............          -                -
                                                                         --------         --------
          Total.......................................................   $ 65,534         $152,099
                                                                         ========         ========

     The Luxembourg Franc (LCF) note of 750,000,000 LCF (U.S. $22,576,760) was issued with a 9.00% fixed interest rate and is due March 24, 1998. At the time of the issuance, the Bank entered into an Interest Rate and Currency Exchange Agreement (Cross-currency Swap) with Sumitomo Finance International plc (SFI) to hedge the interest rate and currency exchange risks on this note. Under the Cross-currency Swap, SFI pays the 9.00% fixed-rate interest semi-annually on a principal note of 750,000,000 LCF. The principal is paid upon maturity. The Bank pays a floating rate of six-month LIBOR plus 0.481% semi-annually on a principal denominated in U.S. Dollars of $22,576,760. The principal is paid upon maturity. In accordance with generally accepted accounting principles, the Bank recorded the note in U.S. Dollars in the amount of $22,576,760. Interest expense is recorded net of the Cross-currency Swap impact. At December 31, 1997, the rate of net interest paid was 6.29%.

     The $25,000,000 floating rate subordinated capital note, due December 21, 2000, paid interest as adjusted quarterly at the three-month LIBOR rate plus 0.55%. On December 22, 1997, the Bank redeemed the note at carrying value.

     The $21,000,000 floating rate subordinated capital note, due May 15, 2001, paid interest at the appropriate LIBOR rate plus 0.65%, which was adjustable monthly, quarterly, semi-annually or annually at the Bank's option. On December 16, 1997, the Bank redeemed the note at carrying value.

     The two $40,000,000 floating rate subordinated capital notes are due May 15, 2002 and September 4, 2002, respectively. Interest on the notes is paid and adjusted semi-annually at the six-month LIBOR rate plus 0.70% and 0.85%, respectively. On November 17, 1997, the Bank redeemed the note due May 15, 2002 at carrying value. At December 31, 1997, the rate on the note due September 4, 2002 was 6.69%. The note is subject to redemption at the Bank's option.

     The notes are subordinated to the claims of all depositors and creditors of the Bank.

     The Bank has secured a $100.0 million revolving line of credit with the San Francisco Branch of SBL. The interest rate is SBL's prime rate. The Bank also pays an annual commitment fee of 0.20% on the unused portion of the line of credit. The line of credit is renewed annually. The current line of credit will expire February 22, 1998, but is expected to be renewed. During 1997 and 1996, the Bank had no outstandings on this line of credit.

10.  SHAREHOLDERS' EQUITY

     In March 1993, the Bank issued 750,000 shares of noncumulative preferred stock (the Preferred Stock). Holders of the Preferred Stock are entitled to a quarterly noncumulative dividend at a rate of 8.125% per annum, if and when declared by the Board of Directors. The Preferred Stock is not redeemable prior to April 30, 1998.

     As of December 31, 1997, the Bank had 25,000,000 shares of common stock authorized, 16,419,733 shares outstanding. The Bank had 25,000,000 common shares authorized, 16,408,570 shares outstanding on December 31, 1996. SBL's ownership percentage at December 31, 1997 was approximately 85.2%.

     Holders of the Bank's common stock who elect to participate in the Bank's Dividend Reinvestment Plan reinvest their dividends in the Bank's common stock. During 1997, 1996 and 1995, 11,163 shares, 14,674 shares, and 118,463 shares, respectively, were issued by the Bank under the Dividend

Reinvestment Plan. The decrease in shares issued from 1995 to 1996 was due to SBL's decision to discontinue its participation in the Dividend Reinvestment Plan.

     Dividends on the Bank's common stock will be paid if and when declared by the Board of Directors out of undivided profits. The Bank is regulated by the Federal Deposit Insurance Corporation (FDIC) and the State of California Department of Financial Institutions (DFI). California banking laws limit the Bank's ability to pay dividends to the lesser of (1) undivided profits or (2) net income for the last three fiscal years, less cash distribution paid during such period, without prior consent of the DFI.

11.  REGULATORY CAPITAL MATTERS

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Bank's actual capital amounts and ratios are also presented in the table.

                                                                               DECEMBER 31, 1997
                                                    --------------------------------------------------------------------------------
                                                                                                                TO BE "WELL
                                                                                                             CAPITALIZED" UNDER
                                                                              FOR CAPITAL                     PROMPT CORRECTIVE
                                                         ACTUAL            ADEQUACY PURPOSES                  ACTION PROVISIONS
                                                    --------------------  ----------------------------  -------------------------
(Dollar amounts in thousands)                        Amount      Ratio      Amount          Ratio        Amount         Ratio
                                                    ---------   --------  ----------  ----------------  ----------  -------------
Total capital (to risk-weighted assets)............ $ 575,213    14.07%    $ 327,128  greater than      $ 408,910   greater than or
                                                                                      or equal to 8.0%               equal to 10.0%
Tier I capital (to risk-weighted assets)...........   491,289    12.01       163,564  greater than        245,346   greater than or
                                                                                      or equal to 4.0%               equal to 6.0%
Tier I capital (to average assets)-Leverage ratio..   491,289     9.50       206,771  greater than        258,464   greater than or
                                                                                      or equal to 4.0%               equal to 5.0%

                                                                               December 31, 1996
                                                    --------------------------------------------------------------------------------
                                                                                                                To Be "Well
                                                                                                             Capitalized" Under
                                                                              For Capital                     Prompt Corrective
                                                         Actual            Adequacy Purposes                  Action Provisions
                                                    --------------------  ----------------------------  -------------------------
(Dollar amounts in thousands)                        Amount      Ratio      Amount          Ratio        Amount         Ratio
                                                    ---------   --------  ----------  ----------------  ----------  -------------
Total capital (to risk-weighted assets)............ $ 615,180    16.72%    $ 294,363  greater than      $ 367,954   greater than or
                                                                                      or equal to 8.0%               equal to 10.0%
Tier I capital (to risk-weighted assets)...........   451,881    12.28       147,182  greater than        220,772   greater than or
                                                                                      or equal to 4.0%               equal to 6.0%
Tier I capital (to average assets)-Leverage ratio..   451,881     9.27       195,087  greater than        243,859   greater than or
                                                                                      or equal to 4.0%               equal to 5.0%

12.  OTHER OPERATING INCOME AND OTHER OPERATING EXPENSE

     The information related to other operating income and other operating expense contained in the tables shown in the Other Operating Income and Other Operating Expense sections of Management's Discussion and Analysis of Earnings and Financial Position on pages 9 and 10 of this report are incorporated by reference.

13.  TRADING ACTIVITIES

     The Bank enters into a variety of derivative financial instruments in its trading activities. Derivatives used by the Bank for trading purposes included foreign exchange contracts, and interest rate futures and options contracts. The following table represents the results of the Bank's trading activities, summarized by category of instrument. Net trading gains (losses) are included in the statements of income as part of other operating income.

                                             Year Ended December 31,
                                        -------------------------------------
(In thousands)                               1997         1996        1995
                                        ------------  -----------  ----------

Interest rate futures/options........   $       (4)   $     (119)  $     (44)
Foreign exchange contracts...........        1,046         1,125         917

14.  INCOME TAXES

     The components of income tax expense (benefit) were as follows (in thousands):

                                             Year Ended December 31,
                                        -------------------------------------
(In thousands)                               1997         1996        1995
                                        ------------  -----------  ----------

Current tax expense (benefit):
 Federal                                $   20,614    $    3,608   $ (33,122)
 State                                      (1,940)        1,000       1,000

Deferred tax expense (benefit):
 Federal                                     1,710        20,668     (23,889)

  Total income tax expense (benefit)    $   20,384    $   25,276   $ (56,011)

     Not included in the preceding table are deferred taxes (benefits) related to changes in net unrealized gains (losses) on available-for-sale securities that are recorded directly as an adjustment to shareholders' equity. These taxes (benefits) of $0.3 million, $(0.9) million, and $1.8 million in 1997, 1996 and 1995 respectively, related to changes in value of the available-for-sale securities that were recorded directly to shareholders' equity.

     Although not affecting the total expense, current income tax payments subsequent to December 31, 1997 may differ from the amounts shown as current, as a result of final determinations of the timing of certain income and deductions.

     Deferred taxes arise from temporary differences in the recognition of revenues and expenses for tax and financial reporting purposes. The principal temporary differences affecting deferred taxes are differences in accounting for credit losses, loan fees, OREO writedowns and state franchise tax.

        The components of the Bank's federal net deferred tax assets as of December 31, 1997 and 1996 were as follows (in thousands):

                                                                   1997            1996
                                                                ---------       ---------
Federal deferred tax assets:
   Allowance for credit losses...............................   $(40,864)       $(44,160)
   Net operating loss and credit carryforward................           -           (199)
   Taxable loan fee income...................................     (1,165)         (1,222)
   OREO writedowns...........................................     (4,295)         (4,592)
   State franchise tax.......................................     (1,382)         (2,787)
   Depreciation..............................................     (1,443)         (1,233)
   Net unrealized losses on available-for-sale securities....        (83)           (361)
   Other.....................................................     (6,735)         (5,126)
                                                                ---------       ---------
            Total federal deferred tax assets................   $(55,967)       $(59,680)
                                                                ---------       ---------

Federal deferred tax liabilities:
   Equipment leasing.........................................      1,738           2,788
   Retirement benefits.......................................        551           1,177
   Other.....................................................        891             940
                                                                ---------       ---------
            Total federal deferred tax liabilities...........      $3,180       $  4,905
                                                                ---------       ---------
                     Net federal deferred tax assets.........   $(52,787)       $(54,775)
                                                                =========       =========


        The following table presents an analysis of the effective tax rates (dollar amounts in thousands):

                                                                        Year Ended December 31,
                                               --------------------------------------------------------------------------------
                                                      1997                        1996                       1995
                                               ----------------------   --------------------------  ---------------------------
                                                 Amount       Rate         Amount         Rate         Amount          Rate
                                               ---------  -----------   ------------  ------------  ------------  -------------
Federal income tax...........................  $ 21,550      35.0%      $   24,631       35.0%      $  (57,019)      (35.0)%
Net effects of:
   State income taxes, net
     of federal income tax benefit...........    (1,261)     (2.0)             650        0.9              650         0.4
   Tax-exempt interest income................       (77)     (0.1)            (238)      (0.3)            (454)       (0.3)
   Other.....................................       172       0.2              233        0.3              812         0.5
                                               ---------  -----------   ------------  ------------  ------------  -------------
Effective tax rate                               20,384      33.1%          25,276       35.9%         (56,011)      (34.4)%
                                               =========  ===========   ============  ============  ============  =============

     Under the California tax law, the Bank is required to compute its California tax by apportioning a share of the Sumitomo group's total income to California. Consequently, the California tax may not be proportional to the Bank's California income.

     The reduction in total income tax expense in 1997 related to state income taxes is due to a revision of the Bank's current and prior years estimated California income tax liability.

15.  RETIREMENT AND PROFIT SHARING PLANS

     The Bank's Pension Plan (the Plan) provides for employees' retirement at age 65, with benefits based on years of service and past compensation. Pension costs are accrued as actuarially determined under the Projected Unit Credit Cost Method.

     The Bank makes annual contributions to fund the current service costs and to amortize the unfunded prior service liability of the Plan to the extent that the contributions are generally within the range of the minimum required and the maximum deductible contributions.

     In determining the projected benefit obligation, the weighted average assumed discount rate used was 7.0% and 7.5% in 1997 and 1996, respectively, while the rate of increase on future salary levels was 4.5% for both 1997 and 1996. The expected long-term rate of return on assets used in determining net periodic pension cost was 8.5% for both 1997 and 1996.

     The following table sets forth the Plan's funded status at December 31, 1997 and 1996 (in thousands):

                                                      December 31,
                                           ----------------------------------
                                               1997                  1996
                                           -------------         ------------
Actuarial present value of
  benefit obligations:
    Vested...............................    $28,279               $20,045
    Nonvested............................        772                   536
                                           -------------         ------------
       Total accumulated
          benefit obligations............     29,051                20,581
Effect of projected future
          compensation levels............     11,153                 8,344
                                           -------------         ------------
    Projected benefit obligation.........     40,204                28,925

Plan assets at fair value................     27,596                22,481
                                           -------------         ------------
Projected benefit obligation
     in excess of Plan assets............    (12,608)               (6,444)

Unamortized transition obligation........        150                   250
Unrecognized net loss....................     10,854                 6,802
Unrecognized prior service cost..........        149                   572
                                           -------------         ------------
Prepaid (accrued) pension costs..........    $(1,455)               $1,180
                                           =============         ============

        The Plan's assets consist primarily of insurance contracts with the Prudential Asset Management Company, Inc.

     The net periodic pension cost for 1997, 1996 and 1995 included the following components (in thousands):

                                           1997           1996          1995
                                        ---------      ----------    ---------
Service cost..........................   $2,146         $1,797        $1,330
Interest cost on projected
 benefit obligations..................    2,420          1,954         1,899
Actual return on Plan assets,
 net of deferrals.....................   (4,111)        (2,177)       (3,159)
Net amortization......................    3,230          1,424         1,801
Settlement cost.......................       -               -           794
                                        ---------      ----------    ---------
Net periodic pension cost.............   $3,685         $2,998        $2,665


     During 1995, a settlement cost of $0.8 million related to the Bank's 1994 Early Retirement program was recorded as pension cost.

     The Bank also has a 401(k) Profit Sharing and Retirement Savings Plan (Savings Plan). The Savings Plan is a long-term savings and investment program which allows employees to save up to 8% of their before-tax base pay. The Bank matches at least 50% of employees' contributions up to 6% of their base pay. The amount charged to operating expenses under the provisions of the Savings Plan was $1.4 million for each of the years ended December 31, 1997, 1996 and 1995, respectively.

     In January 1998, the Bank adopted a severance benefit program designed as an "employee welfare benefit plan" as defined by the Employee Retirement Income Security Act of 1974 as amended (ERISA).

     The severance program was established to provide financial assistance to eligible employees in the event the Bank is sold and corresponding jobs are eliminated. Severance payments are based upon the eligible employees' years of service and base salary.

16.  OTHER POST-RETIREMENT BENEFITS

     Employees retiring from the Bank upon attaining age 65 who have rendered at least 10 continuous years of service to the Bank are entitled to post-retirement health care, life insurance and dental benefit plan coverage. These benefits are subject to deductibles, copayment provisions and other limitations. The Bank may amend or change the plans periodically.

     The following table sets forth the accumulated post-retirement benefit obligation as of December 31, 1997 and 1996, respectively (in thousands):

                                                   1997               1996
                                               ------------      -------------
Accumulated post-retirement
  benefit obligation (APBO):
    Retirees.................................   $ (6,270)          $(5,489)
    Active employees.........................     (8,175)           (6,716)
                                               ------------      -------------
       Total APBO............................    (14,445)          (12,205)
                                               ------------      -------------
Unamortized transition obligation............      7,053             7,858
Unamortized net gain.........................     (3,411)           (5,104)
                                               ------------      -------------
Net post-retirement benefit liability........    (10,803)           (9,451)
                                               ============      =============

     The net periodic post-retirement benefit cost for 1997, 1996, and 1995 included the following components (in thousands):

                                          1997          1996           1995
                                       ----------    ----------    ----------
Service cost........................   $   582       $   558        $   501
Interest cost.......................       960           899            899
Amortization of
  transition obligation.............       549           549            549
Net amortization....................      (255)         (206)          (163)
                                       ----------   ----------    ----------
Net periodic post-retirement
  benefit cost......................   $ 1,836       $ 1,800        $ 1,786
                                       ==========   ==========    ==========


     For measurement purposes, a 9.0%, 7.0% and 6.5% annual increase in the cost of covered medical indemnity, medical HMO and dental benefits, respectively, was assumed for 1998. This rate is assumed to decrease gradually to 5%, 4% and 5% for medical indemnity, medical HMO and dental benefit costs, respectively, by 2006, 2004, and 2002, respectively, and remain at that level thereafter. The trend rate assumption has a significant effect on the expense reported. An increase in the trend rate by 1% would increase the accumulated post-retirement benefit obligation as of December 31, 1997 by $2.4 million and the aggregate of the service and interest cost components of the net periodic post-retirement benefit cost for the year then ended by $0.3 million. The weighted average discount rate used in determining the accumulated post-retirement benefit obligation was 7.5% in 1997 and 8.0% in 1996.

     The Bank adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions" (SFAS
106) on January 1, 1993 and is amortizing the discounted present value of the post-retirement benefit obligation on adoption date (transition obligation) over a twenty-year period.

17.  EARNINGS PER SHARE

     The Bank adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128) on January 1, 1997. SFAS 128 replaces primary and fully diluted earnings per share with basic and diluted earnings per share calculations. Basic earnings per share is computed by dividing net income by the weighted average shares outstanding. Diluted earnings per share is computed by dividing net income by the weighted average shares outstanding including the dilutive effects of potential common shares (e.g., stock options). The Bank has no potentially dilutive common shares. As a result, the Bank has no diluted earnings per share.

     Basic earnings per share calculations result in the same earnings per share previously reported by the Bank. The Bank's basic earnings per share for the years ended December 31, 1997, 1996 and 1995 were as follows (in thousands, except per share data):

                                                 Year Ended December 31,
                                      ---------------------------------------
                                          1997          1996           1995
                                      -----------   -----------    ----------

Net income (loss)                       $ 41,187    $   45,099     $ (106,901)
Less: Preferred stock
 dividends                                (6,094)       (6,094)        (6,094)
                                      -----------   -----------    ----------
Income available to
 common shareholders                      35,093        39,005       (112,995)
                                      -----------   -----------    ----------
Weighted average shares               16,415,444    16,402,130     12,833,986
Basic earnings per share              $     2.14    $     2.38     $    (8.80)
                                      ===========   ===========    ==========

18.  COMMITMENTS AND CONTINGENCIES

     The Bank is a defendant in various actions. Management, after reviewing these suits with counsel, believes that resolution of any pending litigation will not materially affect the Bank's financial position or results of operations.

     In accordance with Federal Reserve Board regulations, the Bank is required to maintain certain minimum balances with the Federal Reserve Bank based on the types and amounts of deposits received. At December 31, 1997 and 1996, the Bank was required to maintain balances of $39.9 million and $50.8 million, respectively.

     The Bank has a number of outstanding commitments to extend credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, total commitment amounts do not necessarily represent future cash requirements.

     The Bank is exposed to credit loss for the contract amount of the commitment in the event of nonperformance by the borrower. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments and evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, is based on management's credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and real property.

     Standby letters-of-credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Most of these guarantees are short-term commitments expiring in 1998 and are not expected to be drawn upon. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral as deemed necessary as described above.

        The contract amounts of the credit commitments as of December 31, 1997 and 1996 were as follows (in thousands):

                                                    Contract Amount
                                         ---------------------------------------
                                            1997                   1996
                                         ---------------     -------------------
Financial instruments whose
  contract amounts represent
  credit risk:
   Commitments to extend credit.......  $     1,181,554       $       900,983
   Standby letters-of-credit..........           73,957                66,347
   Financial guarantees...............           16,444                 8,750

19.  CONCENTRATIONS OF CREDIT RISK

     Most of the Bank's lending activity is with customers located within California. As of December 31, 1997, residential mortgage loans, at $930.4 million, or 23.9% of total loans, represented the Bank's largest concentration of credit risk. This risk is mitigated, however, through geographic diversification throughout the state, low loan-to-value ratios, and the fact that residential mortgage lending is generally considered to be among the least risky sectors. The Bank's next largest loan concentration was loans to and guarantees of obligations of companies in the hotel-motel industry, at $274.9 million, or 7.1% of total loans.

20.  DERIVATIVE FINANCIAL INSTRUMENTS

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. The Bank primarily utilizes interest rate swaps and foreign exchange contracts to enhance risk management activities. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

     In conjunction with this activity, the Bank adheres to well-defined market and credit risk limits and control procedures. Counterparty risk is considered in assessing the overall adequacy of the Bank's allowance for credit losses.

     The Bank's balance sheet exposure for interest rate swaps and foreign exchange contracts includes the amount of recognized gains in the market valuation of those contracts. These amounts fluctuate as a function of changes in interest rates and foreign exchange rates.

     Foreign exchange contracts call for delayed delivery of foreign currency in which the seller generally agrees to deliver the foreign currency at a specified future date at a specified price. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in foreign currency rates.

     The Bank enters into interest rate swap transactions as part of its asset and liability management. The Bank typically becomes a principal in the exchange of fixed and floating rate interest payment obligations with another party and, therefore, is exposed to loss should one of the other parties default.

     The following table represents the aggregate notional principal amounts of the Bank's outstanding derivatives at December 31, 1997 and 1996, as well as the estimated credit exposure on those contracts. The Table includes all contracts with third parties, including dealer and end-user positions. Notional principal amounts are used as a point of reference to monitor business activity. However, notional amounts do not reflect amounts subject to market risk, credit risk, nor to what extent positions may offset one another. The credit exposure of derivatives is represented by the fair value of contracts with a positive fair value at the reporting date.

                                              1997                           1996
                                   --------------------------    --------------------------
(In thousands)                       NOTIONAL/       CREDIT        Notional/        Credit
                                   CONTRACT VALUE   EXPOSURE     Contract Value    Exposure
                                   --------------   ---------    --------------   ---------
Foreign exchange contracts           $71,660          $877       $106,301          $2,100
Interest rate swaps                  204,000         3,768        249,000           1,685

21.  BANKING RELATIONSHIPS WITH DIRECTORS, OFFICERS AND AFFILIATES

     In the ordinary course of business, the Bank has granted loans to principal officers and certain directors and the companies with which they are associated. All such loans and commitments were made under terms which are consistent with the Bank's normal lending policies. As of December 31, 1997 and 1996, the Bank had loans outstanding to directors and principal officers and their affiliates of $23,000 and $45,000 respectively.

     The Bank also purchases and sells loans and participations in loans, accepts deposits and enters into other banking transactions with the Bank's parent, the Sumitomo Bank, Limited (SBL) and the parent's other financial subsidiaries and affiliates. The Bank has numerous borrowers and depositors who also maintain banking relationships with the parent and its affiliates. The Bank's purchased participations and demand deposits from the parent and affiliates did not constitute a material amount of the Bank's total assets during 1997 and 1996. It is management's opinion that all such loans, participations, deposits and other transactions were made at prevailing rates, terms and conditions.

     The Bank also receives fees and reimbursements from affiliates for placing letters-of-credit and handling other banking transactions. Fees and reimbursements received were $1.0 million, $1.3 million and $0.8 million for 1997, 1996 and 1995, respectively. Fees paid to affiliates were $0.2 million in each of the years 1997, 1996 and 1995.

     The Bank has secured a $100.0 million revolving line of credit with the San Francisco Branch of SBL. Although this line has not been used, it provides the Bank with an alternative source of temporary funds.

22.  FOREIGN OPERATIONS

     The Bank considers its foreign operations to represent business conducted by its foreign office in Nassau and international transactions handled by its administrative headquarters and certain branches. Assets are considered related to foreign operations on the basis of the country of domicile of the obligor. Deposit liabilities attributable to foreign operations are identified on the basis of the location of the foreign office.

     Because of the integrated nature of the Bank's international and domestic operations, the distinction between international and domestic business is in part arbitrary. Therefore, it is impossible to segregate precisely the respective contributions to income from international and domestic operations. Based on internal cost allocations, which involve estimates and certain subjective assumptions, income and expenses primarily relating to funding and overhead expenses are allocated between international and domestic operations. Subject to the above limitations, presented below is an estimate of international operations' contribution, in amounts and percentages, to the Bank's operating revenue, income before taxes and net income.


                                                                    Year Ended December 31,
                                           -----------------------------------------------------------------------
                                                     1997                     1996                    1995
                                           -----------------------------------------------------------------------

(Dollar amounts in thousands)                 AMOUNT      PERCENT      Amount     Percent      Amount      Percent
                                           -----------    ---------   ----------  ---------    ----------  -------
Total operating revenue                    $   45,741      11.1%      $  29,533    7.4%        $  29,499     7.1%
Income before taxes                             6,575      10.7           4,100    5.8             2,451     n/a
Net income                                      3,901       9.5           2,486    5.5             1,412     n/a

Income and expenses are not compiled on a country-by-country basis within the Bank. Therefore, the Bank is unable to distribute total operating revenue, income before taxes or net income to individual countries and geographical areas.

     The following table shows an analysis of the Bank's foreign loan portfolio, all of which is handled by administrative headquarters and certain branches.

                                                         December 31,
                                                ---------------------------
     (In thousands)                                1997             1996
                                                ---------         ---------
     Commercial.............................    $ 15,090          $ 15,915
     Real estate-commercial.................      63,333            10,104
     Real estate-mortgage...................       2,772               688
                                                ---------         ---------
     Total..................................    $ 81,195          $ 26,707
                                                =========         =========


     The following table reflects a distribution of foreign loans and interest-bearing deposits with other banks, classified by domicile of the borrower; interbranch cash in foreign offices is excluded:

                                                                DECEMBER 31, 1997                 December 31, 1996
                                                         -----------------------------      ----------------------------
                                                                      INTEREST-BEARING                  Interest-Bearing
                                                                         DEPOSITS                           Deposits
(In thousands)                                              LOANS        WITH BANKS            Loans       With Banks
                                                         ----------   ----------------      ---------   ----------------
Asia and the Pacific..................................   $  64,653    $     45,000          $  9,328    $      24,000
Europe................................................       5,024          67,000             5,000           33,000
Caribbean, Central and South America..................       1,518               -             1,464                -
North America.........................................      10,000         354,000            10,915          461,779
                                                         ----------   ----------------      ---------   ----------------
Total.................................................   $  81,195    $    466,000          $ 26,707    $     518,779
                                                         ==========   ================      =========   ================


A geographic distribution of total foreign assets is not available, however, interbranch cash, foreign loans and interest-bearing deposits with other banks represented substantially all of such total foreign assets.

     Deposits by type of depositor in the Bank's foreign office were as follows:

                                                         December 31,
                                                ---------------------------
     (In thousands)                                1997             1996
                                                ---------         ---------
     Deposits of banks......................    $ 34,000          $ 22,000
     Other deposits.........................      61,612            91,468
                                                ---------         ---------
     Total                                      $ 95,612          $ 113,468
                                                =========         =========

     For years ended December 31, 1997, 1996 and 1995, average assets in foreign offices to average total assets were 11.8%, 9.3% and 8.5%, respectively. Average liabilities in foreign offices to average total liabilities for the comparable periods were 2.5%, 2.2% and 9.6%, respectively.

     The Bank's foreign exchange transactions are conducted primarily in money markets and encompass all types of spot and forward transactions in currencies for which a general market exists. These activities are to provide a service to regular banking customers and to meet the Bank's own needs arising from foreign currency loan and deposit activities. Foreign exchange transactions resulted in net gains of $2.2 million, $2.3 million and $2.3 million in 1997, 1996 and 1995, respectively.

23.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods of assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value. Cash and due from banks, interest-bearing deposits with other banks, accrued interest receivable and payable, and short-term borrowings are considered short-term instruments. For these short-term instruments, their carrying amount approximates their fair value.

INVESTMENT SECURITIES

     The fair value of investment securities is estimated using quoted market prices, if available. If quoted market prices are not available, fair value is estimated using quoted market prices for similar securities, adjusted for differences between the quoted instruments and the instruments being valued. The fair value of investment securities is presented in Note 2.

LOANS AND LEASE FINANCINGS

     Fair values of loans and lease financings are estimated for portfolios of loans with similar financial characteristics. Loans are categorized by type such as commercial, real estate, installment, lease financing and foreign. These categories include performing loans and nonperforming loans; performing loans are further segmented into fixed and adjustable rate interest terms.

     The fair value of performing loans is calculated by using a simulated pricing model. The model calculates the fair value of the loans by discounting the scheduled cash flows through maturity using current discount rates that reflect the credit and interest rate risks inherent in the loan.

     Fair value of significant nonperforming loans is valued on a loan-by-loan basis. The factors considered in determining an appropriate allowance for credit losses are also used to determine the effects of changes in credit risk when estimating fair value. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.

     The following table presents information for loans (in thousands):

                                                                DECEMBER 31, 1997                 December 31, 1996
                                                        ------------------------------    ------------------------------
                                                          CARRYING                         Carrying
                                                           AMOUNT        FAIR VALUE          Amount        Fair Value
                                                        ------------  ----------------    -----------   ----------------
Commercial............................................  $ 1,283,931   $  1,286,636        $  997,371    $     995,947
Real Estate:
   Construction.......................................        3,401          3,395             8,182            8,184
   Residential........................................    1,091,490      1,108,357           845,399          879,942
   Commercial and other...............................    1,343,352      1,347,775         1,697,603        1,677,227
Installment...........................................       49,660         49,756            53,096    $      52,967
Lease financings......................................       38,834         38,274            31,154           30,847
Foreign...............................................       81,195         81,994            26,707           26,686
Less:
   Allowance for credit losses........................     (116,753)             -          (126,171)               -
                                                        ------------  ----------------    -----------   ----------------
      Total...........................................  $ 3,775,110      3,916,187         3,533,341        3,671,800
                                                        ------------  ================    -----------   ================
Unearned income.......................................      (12,038)                         (12,959)
                                                        ------------                      -----------
   Net loans..........................................  $ 3,763,072                       $3,520,382
                                                        ============                      ===========

DEPOSITS

     The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, savings and interest-bearing transaction accounts, is equal to the amount payable on demand as of December 31, 1997 and 1996. The fair value of time deposits and foreign office deposits is estimated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits with similar remaining maturities.

                                                                DECEMBER 31, 1997                 December 31, 1996
                                                        ------------------------------    ------------------------------
                                                          CARRYING                         Carrying
(In thousands)                                             AMOUNT        FAIR VALUE          Amount        Fair Value
                                                        ------------  ----------------    -----------   ----------------
Non-interest-bearing deposits.........................  $   671,590   $    671,590        $  620,213    $     620,213
Savings deposits......................................      297,500        297,500           228,842          228,842
Interest-bearing transaction accounts.................      677,270        677,270           682,516          682,516
Time deposits under $100,000..........................    1,451,956      1,448,598         1,671,389        1,670,582
Time deposits of $100,000 or more.....................    1,161,149      1,159,675           922,331    $     923,127
Foreign office deposits...............................       95,612         95,473           113,468          113,498
                                                        ------------  ----------------    -----------   ----------------
      Total...........................................  $ 4,355,077   $  4,350,106        $4,238,759        4,238,778
                                                        ============  ================    ===========   ================

LONG-TERM DEBT

     As of December 31, 1997, the Bank had two floating-rate capital notes (see
Note 9) with various maturities. The interest rates of these notes are periodically adjusted to market rates; therefore, the fair value of these notes approximates the carrying amount.

DERIVATIVE FINANCIAL INSTRUMENTS

     For derivative financial instruments used in trading activities, the estimated fair values are based on quoted market prices as well as pricing and valuation models on a present value basis using current market information.

     For derivative financial instruments used for trading purposes, the fair value at December 31, 1997 and 1996, and on average during those years are as follows (in thousands):

                                            1997                   1996
                                     ------------------     -------------------
                                     YEAR END   AVERAGE     Year End    Average
                                     --------   -------     --------    -------
Foreign exchange contracts:
   Assets..........................  $   877      $951      $ 2,100     $ 1,371
   Liabilities.....................    1,038       968        1,804       1,264

     The fair value of interest rate swap agreements, used for hedging purposes, is the estimated amount that the Bank would receive or pay to terminate the agreements at the reporting date, taking into account current interest rates and, when appropriate, the current creditworthiness of the swap counterparties.

     The notional or contract amount and estimated fair value of interest rate swap agreements are as follows (in thousands):

                                            DECEMBER 31, 1997             December 31, 1996
                                       --------------------------     -------------------------
                                        CONTRACT                       Contract
                                         AMOUNT        FAIR VALUE       Amount       Fair Value
                                       ---------       ----------     ----------     ----------
Interest rate swap agreements:
   Assets........................       $  79,000      $   3,768      $ 109,000      $ 1,685
   Liabilities...................        (125,000)        (3,342)      (140,000)      (3,244)

COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS-OF-CREDIT, AND FINANCIAL
GUARANTEES

     The fair value of commitments to extend credit is estimated using the fees currently charged to others to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters-of-credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting dates.

     The contract amount and estimated fair value for commitments to extend credit, standby letters-of-credit, and financial guarantees written are as follows (in thousands):

                                            DECEMBER 31, 1997             December 31, 1996
                                       --------------------------     -------------------------
                                        CONTRACT                       Contract
                                         AMOUNT        FAIR VALUE       Amount       Fair Value
                                       -----------     ----------     ----------     ----------
Commitments to extend credit........    $1,181,554     $   1,657      $  900,983     $   1,195
Standby letters-of-credit...........    $   73,957         1,479          66,347         1,397
Financial guarantees................        16,444            21           8,750            11

LIMITATIONS

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Bank has a substantial Trust Department that contributes net fee income annually. The Trust Department is not considered a financial instrument, so its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include core deposits and other intangibles, bank premises and equipment, obligations under capital leases and deferred tax assets and liabilities. In addition, tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

24.  SUMMARY OF QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following table sets forth the results of operations for the four quarters of 1997 and 1996 and is unaudited; however, in the opinion of management, it reflects all adjustments (which include only normal recurring adjustments) necessary to present fairly the summarized results for such periods.

                                                                                  1997 QUARTER ENDED
                                                          -------------------------------------------------------------------
(Dollar amounts in thousands, except per share)              MARCH 31          JUNE 30        SEPTEMBER 30       DECEMBER 31
                                                          -------------     -------------     -------------     -------------
Interest income.........................................  $     94,305      $     97,222      $     97,376      $    $97,987
Interest expense........................................       (43,191)          (45,817)          (46,566)          (47,455)
                                                          -------------     -------------     -------------     -------------
Net interest income.....................................        51,114            51,405            50,810            50,532
Provisions for credit losses............................        (5,000)           (4,500)           (5,000)           (2,000)
Other operating income..................................         6,175             6,774             5,896             5,401
Other operating expense.................................       (37,143)          (36,393)          (37,602)           38,898
                                                          -------------     -------------     -------------     -------------
Income before income taxes..............................        15,146            17,286            14,104            15,035
Income tax expense......................................        (5,473)           (6,222)           (5,134)           (3,555)
                                                          -------------     -------------     -------------     -------------
Net income..............................................  $      9,673      $     11,064      $      8,970      $     11,480
                                                          =============     =============     =============     =============
Net income applicable to common stock...................  $      8,149      $      9,541      $      7,446      $      9,957
                                                          -------------     -------------     -------------     -------------
         Average common shares outstanding..............    16,410,882        16,414,312        16,417,213        16,419,257

Earnings per common share...............................          $.50             $0.58             $0.45             $0.61




                                                                                  1996 Quarter Ended
                                                          -------------------------------------------------------------------
(Dollar amounts in thousands, except per share)              March 31          June 30        September 30       December 31
                                                          -------------     -------------     -------------     -------------
Interest income                                           $     96,634      $     93,931      $     94,544      $     95,234
Interest expense                                               (43,798)          (43,516)          (43,450)          (43,525)
                                                          -------------     -------------     -------------     -------------
Net interest income                                             49,836            50,415            51,094            51,709

Provisions for credit losses                                    (5,000)           (5,000)           (5,000)           (5,000)
Other operating income                                           6,562             4,952             5,060             6,905
Other operating expense                                        (33,139)          (33,762)          (33,993)          (35,264)
                                                          -------------     -------------     -------------     -------------
Income before income taxes                                      18,259            16,605            17,161            18,350

Income tax expense                                              (6,531)           (5,962)           (6,178)           (6,605)
                                                          -------------     -------------     -------------     -------------
Net income                                                $     11,728      $     10,643      $     10,983      $     11,745
                                                          =============     =============     =============     =============
Net income applicable to common stock                     $     10,205      $      9,120      $      9,459      $     10,221
                                                          -------------     -------------     -------------     -------------
         Average common shares outstanding                  16,396,571        16,400,247        16,403,991        16,407,631

Earnings per common share                                        $0.62             $0.56             $0.58             $0.62


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders and Board of Directors of The Sumitomo Bank of California:

     We have audited the accompanying balance sheets of The Sumitomo Bank of California (a California banking corporation) as of December 31, 1997 and 1996, and the related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Sumitomo Bank of California as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                       SIG

                                               Arthur Anderson LLP


San Francisco California,
January 16, 1998